Exhibit 99.1

United Rentals, Inc.

100 First Stamford Place

Suite 700

Stamford, CT  06902

Telephone:  203 622 3131

Fax:  203 622 6080

www.unitedrentals.com

United Rentals Completes Acquisition of Neff Corporation

STAMFORD, Conn. — October 2, 2017 — United Rentals, Inc. (NYSE: URI) (“United Rentals” or “the company”) today announced that it has completed its previously announced acquisition of Neff Corporation (“Neff”) for a total purchase price of approximately $1.3 billion. The purchase was funded primarily through newly issued unsecured debt.

The acquisition will augment the company’s earthmoving capabilities and efficiencies of scale in key market areas, particularly fast-growing southern geographies, and is expected to lead to attractive revenue synergies through the cross-selling of United Rentals’ broader fleet, including its specialty offerings. The assets acquired with Neff include approximately $867 million of fleet based on original equipment cost, and 69 branch facilities serving end markets in the infrastructure, non-residential, energy, municipal and residential construction sectors.

Michael Kneeland, president and chief executive officer of United Rentals, said, “We’re excited to complete the Neff combination and begin leveraging the many areas where we’re stronger together. Today we welcome approximately 1,200 new colleagues who share our focus on safety and customer service.”

The company plans to update its 2017 financial outlook to reflect the combined operations when it releases financial results for the third quarter.

Neff Common Stock

Under the terms of the merger agreement, each share of Neff Class A common stock, including those shares issued in exchange for all of the Common Units (the “LLC Units”) in Neff Holdings LLC (“Holdings”) held by Wayzata Opportunities Fund II, L.P. and Wayzata Opportunities Fund Offshore II, L.P. and for all of the LLC Units held by the holders of options to purchase LLC Units granted by Holdings (other than Class A Common Stock held in treasury by Neff, owned directly or indirectly by United Rentals (North America), Inc. or any of its subsidiaries or with respect to which appraisal rights under Delaware law were properly perfected and not withdrawn) was cancelled and converted into the right to receive an amount of cash equal to $25.00 per share in accordance with the merger agreement. As a result of the merger, Neff’s common stock will no longer be listed for trading on the New York Stock Exchange.

Advisors

Morgan Stanley & Co. LLC and Centerview Partners acted as financial advisors to United Rentals, and Sullivan & Cromwell LLP acted as the company’s legal advisor. Deutsche Bank acted as financial advisor to Neff Corporation, and Akin Gump Strauss Hauer & Feld LLP acted as Neff’s legal advisor.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,029 rental locations in 49 states and every Canadian province. The company’s approximately 14,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $11.2 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement, including the updated financial outlook set forth above and any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. United Rentals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” “2017E” (to denote 2017 expected) and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals and Neff, as well as the possibility that (1) problems may arise in successfully integrating the businesses of United Rentals and Neff, including, without limitation, problems associated with the potential loss of any key employees of Neff; (2) the transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues that we failed to discover during the due diligence investigation of Neff which will not be subject to indemnification or reimbursement by Neff, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (3) our business may suffer as a result of uncertainty surrounding the transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers, or the inherent risk associated with entering a geographic area or business; and (4) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and Neff. United Rentals gives no assurance that the company will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals and Neff described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. All forward-looking statements included in this document are based upon information available to United Rentals on the date hereof; and United Rentals assumes no obligations to update or revise any such forward-looking statements.

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Contact Information:

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com